Exhibit 10.1

AMENDMENT NO. 2 TO LOAN AGREEMENT

This Amendment No. 2 (the “Amendment”) dated as of April 29, 2002, is between Bank of America, N.A. (the “Bank”) and U.S. Laboratories, Inc. (the “Borrower”).

RECITALS

A.    The Bank and the Borrower entered into a certain Business Loan Agreement (Receivables) dated as of March 29, 2001 (together with any previous amendments, the “Agreement”).

B.    The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.    Amendments. The Agreement is hereby amended as follows:

2.1    In Subparagraph 1.2(b) of the Agreement, the amount “One Million Dollars ($1,000,000)” is substituted for the amount “Four Hundred Thousand Dollars ($400,000).”

2.2    In Paragraph 1.3 of the Agreement, the amount “Twelve Million Dollars ($12,000,000)” is substituted for the amount “Six Million and 00/1000 Dollars ($6,000,000).”

2.3    The first sentence of Subparagraph 2.1(b) of the Agreement is amended to read in its entirety as follows:

“This is a revolving line of credit providing for cash advances and letters of credit.”

2.4    The first sentence of Subparagraph 2.1(c) of the Agreement is amended to read in its entirety as follows:

“The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed), to exceed the Facility No. 1 Commitment.”

2.5    In Paragraph 2.2 of the Agreement, the date “May 31, 2004” is substituted for the date “May 31, 2003.”

2.6    Subparagraph 2.3(a) of the Agreement is amended to read in its entirety as follows:

“(a)  Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank’s Prime Rate minus .25 percentage points.”

2.7 A new Paragraph 2.6 is added to the Agreement, which reads in its entirety as follows:

“2.6    Letters of Credit.

(a)  This line of credit may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date. The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Million Dollars ($2,000,000).

(b)  The Borrower agrees:

(i)  any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)  if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)  the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)  to sign the Bank’s form Application and Agreement for Standby Letter of Credit.

(v)  to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)  to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)  to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.”

2.8    A new Subparagraph 5.1(c) is added to the Agreement, which reads in its entirety as follows:

“(c)  Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at .125% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due on June 30, 2002, and on the last day of each following quarter until the expiration of the availability period.”

2.9    Two new sentences are added at the end of Paragraph 6.2 of the Agreement which reads as follows:

“The Borrower’s obligation to the Bank under this Agreement will be secured by personal property now owned or owned in the future by Terra-Mar, Inc. and Robert W. Hunt Company, as listed below. Any reference to the ‘Subsidiaries’ shall be deemed to include Terra-Mar, Inc. and Robert W. Hunt Company.”

2.10    Paragraph 8.4 of the Agreement is amended to read in its entirety as follows:

“8.4 Guaranties. Guaranties signed by (i) Professional Engineering & Inspection Company, Inc., (ii) U.S. Engineering Laboratories Inc., (iii) San Diego Testing Engineers, Inc., (iv) Los Angeles Testing Engineers, Inc., (v) Testing Engineers Nevada, Inc., (vi) Unitek Technical Services, Inc., (vii) Earth Consultants, Inc., (viii) Terra-Mar, Inc., and (ix) Robert W. Hunt Company, each in the amount of Twelve Million One Hundred Forty Thousand Dollars ($12,140,000).”

2.11    Subparagraph 10.2(d) of the Agreement is amended to read in its entirety as follows:

“(d)  When the sum of outstanding principal balance under the Facility No. 1 plus the amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) exceeds Five Million Dollars ($5,000,000) in any month, a borrowing certificate setting forth the amount of Acceptable Receivables as of the last day of such month within 20 days after such month end.”

2.12    A new Subparagraph 10.2(g) is added to the Agreement, which reads in its entirety as follows:

“(g)  Within the periods provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.”

2.13    Paragraph 10.3 of the Agreement is deleted in its entirety.

2.14    Paragraphs 10.4, 10.5 and 10.6 of the Agreement are amended to read in their entirety as follows:

“10.4    Funded Debt to EBITDA. To maintain on a consolidated basis ratio of Funded Debt to EBIDTA not exceeding 1.75.

‘Funded Debt’ means all outstanding liabilities for borrowed money and other interest-bearing liabilities plus the current portion of long term liabilities.

‘EBITDA’ means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long-term liabilities will be measured as of the last day of the preceding fiscal year.

10.5    Debt Service Coverage Ratio. To maintain on a consolidated basis a Debt Service Coverage Ratio of at least 1.5:1.0.

‘Debt Service Coverage Ratio’ is defined as the sum of earnings before interest, taxes, depreciation and amortization minus taxes minus dividends plus any non-cash charges divided by the sum of interest plus the current portion of long term liabilities plus 20% of the outstanding principal under its revolving line of credit. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long-term liabilities will be measured as of the last day of the preceding fiscal year.

10.6    EBITDA.    To maintain on a consolidated basis an EBITDA equal to at least the amounts specified below for the periods specified below:

Period	Amount
From the date hereof
through December 30, 2002	$6,000,000
From December 31, 2002
and thereafter	$8,500,000.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters based on the Borrower’s Form 10Q Quarterly Reports.”

2.15    Paragraph 10.7 of the Agreement is deleted in its entirety.
2.16 In Subparagraph 10.20(f) of the Agreement, the amounts “Three Million Five Hundred Thousand Dollars ($3,5000,000)” and “Five Million Dollars ($5,000,000)” are substituted for the amounts “Two Million Five Hundred Thousand Dollars ($2,500,000)” and “Four Million Dollars ($4,000,000),” respectively.

3.    Representations and Warranties.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4.    Conditions.    This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1  This Amendment signed by the Borrower and the Bank.

4.2  Evidence that the execution by the Borrower and each guarantor of the Agreement and any instrument or agreement required under the Agreement have been duly authorized.

4.3  Guaranties signed by each guarantor as named in Paragraph 8.4 of the Agreement, as amended herein.

4.4  Signed security agreements and financing statements by Terra-Mar, Inc., Robert W. Hunt Company, and Testing Engineers Nevada, Inc.

5.    Effect of Amendment.    Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

6.    Counterparts.    This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.    FINAL AGREEMENT.    THIS WRITTEN AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.

By: /s/ GORDON W. WIENS
Gordon W. Wiens
Vice President

U.S. Laboratories, Inc.

By: /s/ DICKERSON WRIGHT
Dickerson Wright
Chairman/Chief Executive Officer